UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2009

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	000-53200	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17 Hulfish Street, Suite 280, Princeton, NJ 08542

(Address of principal executive offices)

(609) 683-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2009, the board of trustees (the “Board”) appointed Peter E. DiCorpo to serve as trustee of the Company.

Mr. DiCorpo has been Global Chief Operating Officer of CB Richard Ellis Investors, L.L.C. (“CBRE Investors”), our sponsor, since October 2008. In this capacity, Mr. DiCorpo is responsible for the global execution of the CBRE Investors business plan and oversight of day-to-day business operations. Mr. DiCorpo is a member of the CBRE Investors Executive Committee and Global Leadership Team. Mr. DiCorpo is a seasoned real estate professional who has a broad range of experience in many facets of the industry. Mr. DiCorpo joined CBRE Investors from AIG Global Real Estate Investment Corp., where he served in various capacities since 1995, including Chief Administrative Officer. Mr. DiCorpo also served as Head of Residential Production where he created a national investment team and oversaw all multifamily investments. Mr. DiCorpo earned a B.A. degree in Mathematical Economics from Colgate University, a M.S. in Professional Accounting from the University of Hartford and an M.B.A. in Finance and Management from New York University Stern School of Business. Mr. DiCorpo is 37 years old.

Item 8.01.	Other Events

Our Board approved a quarterly distribution to shareholders of $0.15 per common share for the second quarter of 2009. The distribution will be calculated on a daily basis and paid on July 17, 2009 to shareholders of record during the period April 1, 2009 through and including June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST

March 23, 2009	By:	/s/ JACK A. CUNEO
Name: Jack A. Cuneo Title: President and Chief Executive Officer